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                                                                    EXHIBIT 21.1


Following the consummation of the Acquisitions and the Offering, Chemical Logistics Corporation will have the following subsidiaries:

         G. S. Robins & Company
         Industrial Chemicals, Inc.
         Chemical Solvents, Inc.
         Pavlish Real Estate Holding Company
         Tilley Chemical Co., Inc.
         D.J.J. Equity Corporation
         Cron Chemical Corporation
         Magnolia Chemical & Solvents, Inc.
         Rayver, Inc.
         Brown Chemical Co., Inc.
         Brown Realty Incorporated
         Tarr, Inc.
         Tarr, Inc. of Arizona
                  Tarr Trucking, Inc. (50% owned by Tarr, Inc.,
                  50% owned by Tarr, Inc. of Arizona)
         A.C.C., Inc. t/a American Chemicals Co., Inc.
         Houston Solvents and Chemical Company, Inc.
                  d/b/a Southwest Solvents & Chemicals
         SS&C Properties, Inc.
         Dallas Solvents and Chemicals Co., Inc.